EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Aehr Test Systems

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	300,000(3)	$20.64 (2)	$6,192,000	$0.0001381	$855.12
Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,500,000(4)	$24.28 (2)	$60,700,000	$0.0001381	$8,382.67
Total Offering Amounts					$66,892,000		$9,237.79
Total Fee Offsets(5)							$--
Net Fee Due							$9,237.79

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement that may become issuable under the Registrant’s Amended and Restated 2006 Employment Stock Purchase Plan (the”2006 ESPP”) and the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”).

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of the common stock on the “when-issued” trading market as reported on the Nasdaq Capital Market on November 6, 2025. For shares issuable under the 2006 ESPP, 85% of the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on November 6, 2025, which represents the plan’s applicable purchase price discount.

(3)	The 300,000 shares reflect an increase to the number of shares available for issuance under the Registrant’s 2006 ESPP.
(4)	The 2,500,000 shares reflect an increase to the number of shares available for issuance under the Registrant’s 2023 Plan.
(5)	The Registrant does not have any fee offsets.